Exhibit 4.2
THIS SECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS SECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
THIS SECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS SECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED HEREIN AND IN THAT CERTAIN SECURED NOTE AND WARRANT PURCHASE AGREEMENT, DATED AUGUST 15, 2023 WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.
SECURED CONVERTIBLE PROMISSORY NOTE
$5,000,000        August 15, 2023
    San Diego, California

FOR VALUE RECEIVED, Skye Bioscience, Inc., a Nevada corporation (the “Company”), promises to pay to the order of MFDI, LLC, a California limited liability company, or its permitted assigns (“Holder”), the principal sum of $5,000,000 with simple interest on the outstanding principal amount at the rate of ten percent (10%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 days) or, if less, at the highest rate of interest then permitted under applicable law. Interest shall commence with the date hereof and shall continue on the outstanding principal of this Secured Convertible Promissory Note (this “Secured Note”) until paid or converted in accordance with the provisions hereof.
1.Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings provided therefor in the Agreement (as defined below). For purposes of this Secured Note, the term “Affiliate” shall mean, with respect to any person or entity, any person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity, as applicable. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
2.Secured Note and Warrant Purchase Agreement. This Secured Note is issued pursuant to the terms of that certain Secured Note and Warrant Purchase Agreement (the “Agreement”) dated as of August 15, 2023, by and among the Company and Holder.
3.Maturity. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall, upon demand by the Investor, become due and payable on the earlier of (i) twelve (12) months from the date of the Closing and (ii) five business days after the aggregate face value of the appellate bond for the judgment issued in the Wendy Cunning vs. Skye Bioscience, Inc. in the United Stated District

Court for the Central District of California as Case No. 8:21-cv-00710-DOC-KES is reduced to less than $4,280,000.
4.Payments.
(a)Form of Payment. All payments of interest and principal (other than payment by way of conversion) shall be in lawful money of the United States of America to Holder, at the address specified in the Agreement, or at such other address as may be specified from time to time by Holder in a written notice delivered to the Company in accordance with Section 5.7 of the Agreement. All payments shall be applied first to accrued interest, and thereafter to principal.
(b)Quarterly Interest Payment. All interest accrued hereunder shall be payable quarterly by the Company within thirty (30) days of the last day of each calendar quarter.
(c)Prepayment. The Company may prepay the principal or interest outstanding under this Secured Note at any time without penalty.
5.Conversion at Election of Holder. All outstanding indebtedness under this Secured Note shall, at the election of the Holder, convert into a total number of shares of Company common stock, par value $0.001 (“Company Common Stock”) rounded down to the nearest whole share, obtained by dividing the indebtedness so converted by $0.02064041 (as adjusted for stock splits, stock dividends, combination, reclassification and the like applicable to Company common stock).
6.Conversion Procedures.
(a)Effectiveness of Conversion. At such time as such conversion has been effected, the rights of Holder under this Secured Note, shall cease, and Holder shall thereafter be deemed to have become the holder of record of the shares of capital stock issuable upon such conversion. Upon conversion of this Secured Note, the Company shall take all such actions as are necessary in order to ensure that the capital stock issuable with respect to such conversion shall be duly and validly authorized and issued, fully paid and nonassessable.
(b)No Fractional Shares. No fractional share of capital stock shall be deliverable upon conversion of this Secured Note and the number of shares of capital stock issuable upon conversion hereof shall be rounded down to the nearest whole share.
7.Lost, Stolen, Destroyed or Mutilated Notes. In case this Secured Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Secured Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Secured Note, or in lieu of any Secured Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Secured Note.
8.Governing Law. This Secured Note is to be construed in accordance with and governed by the laws of the State of California, without regard to any conflicts of law provisions thereof.
9.Amendment and Waiver. Any provision of this Secured Note may be amended or waived by a writing signed by the Company and the Holder.

10.Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Secured Note shall be made in accordance with Section 5.7 of the Agreement.
11.Severability. If one or more provisions of this Secured Note are held to be unenforceable under applicable law, such provision shall be excluded from this Secured Note and the balance of this Secured Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
12.Assignment. The Company shall not have the right to assign its rights and obligations hereunder or any interest herein. Neither this Secured Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Secured Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder (including, if applicable, an affiliated venture capital fund) who executes and delivers to the Company an acknowledgement that such Affiliate agrees to be subject to, and bound by, all the terms and conditions of this Secured Note and the Agreement and satisfies the Company that such transfer complies with applicable securities laws and that such affiliate as an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as then in effect. Subject to the foregoing, the rights and obligations of the Company and Holder under this Secured Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees. Notwithstanding anything to the foregoing, this Secured Note may not be sold or transferred to a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, and shall not be enforceable by any United States Person. Any transfer of this Secured Note may be effected only by surrender of the original of the executed Secured Note by the registered holder thereof, and either the reissuance by Company of this Secured Note to the new holder or the issuance by Company of a new note to the new holder.
13.Excessive Interest. Notwithstanding any other provision herein to the contrary, this Secured Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.
14.Waiver of Notice. The Company and all sureties, endorsers and guarantors hereby waive all notices required by law, including without limitation presentment and demand for payment, protest, and notice of demand, protest, dishonor and nonpayment. This Secured Note shall be the joint and several obligation of all makers, sureties, endorsers and guarantors, and shall be binding upon them and their successors and assigns. The non-exercise by Holder of their rights hereunder in any particular situation shall not constitute a waiver thereof in that or any subsequent instance.
15.Attorneys' Fees. If any litigation or other dispute resolution proceeding is commenced between parties to this Secured Note to enforce or determine the rights or responsibilities of the parties, the prevailing party or parties in the proceeding will be entitled to receive, in addition to any other relief granted, its reasonable attorneys' fees, expenses, and costs incurred preparing for and participating in the proceeding.

16.Time of the Essence. Time is of the essence under this Secured Note and with respect to the payments and other obligations hereunder.
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IN WITNESS WHEREOF, the Company has caused this Secured Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.
Skye Bioscience, Inc.
By: __/s/ Punit Dhillon
Name: Punit Dhillon
Title:     Chief Executive Officer
    Signature Page to Secured Convertible Promissory Note